EXHIBIT 10.136

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THISDOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

Execution copy 30.01.04

AGREEMENT

This Agreement is made as of this 22nd day of January of 2004 by and between FERRER INTERNACIONAL S.A., at Gran Via Carlos III, 94, 08028 Barcelona, Spain (hereinafter referred to as “Ferrer”), and INDEVUS PHARMACEUTICALS INC., (formerly INTERNEURON PHARMACEUTICALS INC.) a corporation having offices at 99 Hayden Avenue, Suite 200, Lexington, MA 02421 (hereinafter referred to as “Indevus”). All terms not defined herein are used herein as defined in the LA.

A.	WHEREAS, Indevus and Ferrer entered into a LA (hereinafter referred to as “LA”) on January 13th 1993, relating to the licensing of the Preparation in the Territory;

B.	WHEREAS, Indevus submitted an IND number [*] (the “IND”) relating to the Preparation.

C.	WHEREAS, Ferrer desires (i) to seek agreement with Indevus to terminate the LA, (ii) the assistance of Indevus in the transfer of the Data (as hereinafter defined) and the IND (iii) the exclusive use of the New Patents, (iv) the co-operation and assistance of Indevus in the future with respect to certain technical and regulatory matters relating to the Preparation, and (v) to recover and assume responsibility, directly or indirectly through a sublicensee, for marketing the Preparation in the Territory;

D. WHEREAS, Indevus desires to enter into this Agreement with Ferrer to effect the foregoing objectives;

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E.	WHEREAS, both Parties understand and agree that Indevus has not marketed or sold the Preparation in the Territory during the term of the LA and that Indevus shall have no right to so market or sell the Preparation under the terms of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Ferrer and Indevus agree to terminate the LA on the terms and conditions hereinafter contained.

2.	Articles 6, 7, 23, 26 and 27 of the LA as well as the Addendum to the LA signed between the Parties on January 15th 1993, shall survive termination. Unless otherwise expressly provided herein, all of the other provisions of the LA shall terminate and be of no further force and effect.

3.	In accordance with Article 23 of the LA, Ferrer is not compelled to indemnify Indevus.. All rights recovered by or transferred to Ferrer or its designee, as a consequence of the termination of the LA, shall be free of encumbrances and/or any obligation that Indevus might have acquired with third parties.

4.	Notwithstanding the above, as the sole consideration for the agreement by Indevus to (i) terminate the LA and the recovery by Ferrer of all rights on the Compound and the Preparation; (ii) assist Ferrer in the transfer of the Data and the IND; (iii) assist Ferrer in the future with respect to certain technical and regulatory matters relating to the Preparation (iv) recognize in favor of Ferrer the exclusive rights of use and exploitation of U.S. Patents and Patent applications listed in Schedule A (hereinafter jointly referred to as the “New Patents”), all of which is agreed to and acknowledged by Ferrer, the Parties agree as follows:

a)	FERRER, its associates, its licensees, and its distributors have an exclusive right to freely use and dispose of the New Patents in the countries of the Territory. As a compensation of the aforementioned exclusive right granted to FERRER, or by FERRER for the license or distribution agreements to third parties following execution of this Agreement which relate to the Compound and/or the Preparation, FERRER shall grant to INDEVUS the right to receive, separately for each one of the countries of the Territory during the while the New Patents remain in force and also as long as pending (the “Term”), the following payments, when applicable:

1) In the event that the program is partnered and/or commercialized in the Territory without additional Phase III clinical data (i.e. pivotal clinical trial data acceptable to FDA conducted after the effective date of this Agreement):

(i) Ferrer would pay Indevus 50% of all up-front and milestone payments received by Ferrer from third parties in the Territory, and

(ii) Ferrer would pay Indevus royalties of [*]% of the net sales of the Compound or the Preparation sold by Ferrer, its associates, its licensees, or its distributors, in the Territory

2) In the event that the program is partnered and/or commercialized in the Territory with additional Phase III clinical data (i.e. pivotal clinical trial data acceptable to FDA conducted after the effective date of this Agreement) required prior to approval:

(i) Ferrer would pay Indevus 50% of all up-front and milestone payments received by Ferrer from third parties in the Territory, and

(ii) Ferrer would pay Indevus royalties of [*]% of the net sales of the Compound or the Preparation sold by Ferrer, its associates, its licensees, or its distributors, in the Territory;

(iii)Once the amounts paid by Ferrer to Indevus as a result of this paragraphs (2) have reached the cumulative total amount of [*]million $US, then INDEVUS only remaining right will consist in receiving, when applicable, for each one of the countries of the Territory during the Term a royalty of [*] percent ([*]%) of the net sales of the Compound or the Preparation sold by Ferrer, its associates, its licensees, or its distributors in the Territory.

Notwithstanding Section 4 (a) (2) above, if, under the circumstances described in Section 4 (a) (2) above only, Ferrer would be unable to obtain an agreement with a third party in the Territory which will allow

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Ferrer to obtain from said third party the [*]% royalty on net sales included in the LA, then the Parties agree to negotiate in good faith an adjustment of their respective royalties with the aim of reaching a reasonable and equitable share of the royalties to be received from the third party by both Indevus and Ferrer.

Ferrer will pay any and all royalties owed to third parties by Ferrer in respect of the manufacture, use or sale of the Preparation or Compound, if any. All payments to be made under this Agreement shall be make in United States dollars in the United States to a bank account designated by Indevus. The royalties due under this Section shall be paid quarterly, within thirty (30) days following each calendar quarter in which such royalties are earned. Ferrer shall keep accurate books and accounts of record in connection with the manufacture, use and/or sale by or for it of the Preparation hereunder. Indevus, at its expense, through a internationally recognized certified public accounting firm accepted by Ferrer, shall have the right to access such books and records exclusively and directly related to and for the sole purpose of verifying the royalty statements; such access shall be conducted after reasonable prior notice by Indevus to Ferrer.

b) FERRER and INDEVUS shall give notice to the other Party of any infringement or claim by a third party related to the New Patents of which FERRER or INDEVUS have knowledge.

c) With respect to the rights and obligations of the Parties regarding the use by Ferrer of the New Patents outside the Territory, the provisions of the Addendum to the License Agreement shall continue to control. Ferrer agrees to furnish to Indevus within 30 days after (i) execution of this Agreement and (ii) the end of each calendar year thereafter, a written report detailing the use of such New Patents and an accounting of any royalties or other payments received by Ferrer in respect of such New Patents. Indevus or its designated representatives shall have a right to audit such reports on an annual basis on reasonable notice to Ferrer.

5.	a) From the date of the signature of this Agreement (“Effective Date”) and until final regulatory approval (“Approval”) is received for the regulatory submissions in the

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Territory (the “Approval Date”), Indevus shall continue to use reasonable efforts to assist Ferrer or its designee to directly or indirectly manage the process of obtaining Approval from the United States Food and Drug Administration (and/or all agencies under its direct control or any successor organization) (the “FDA”) permitting the marketing of the Preparation under the regulatory submissions.

Indevus shall provide copies to Ferrer or its designee of all documents, data or other correspondence received from or proposed to be submitted to the FDA (or any other regulatory authority) with respect to the Preparation.

b) Throughout the regulatory process until the Approval Date, each of Indevus and Ferrer shall designate a contact person responsible for jointly coordinating the efforts and interaction of the Parties relating to the regulatory process. The initial contact persons for the Parties shall be:

(i)	For Indevus:

Indevus Pharmaceuticals, Inc.

99 Hayden Avenue, Suite 200

Lexington, MA 02421

Attention: Glenn Cooper, Chairman, President & Chief Executive Officer

(ii)	For Ferrer:

Gran Via Carlos III, 94 entlo

08023 Barcelona

Spain

Attention: Mr. Jorge Ramentol, Director General

With a copy to the attention of: Dr. Carlos De Lecea, VP International & Business Development

6.	Immediately after the Effective Date, Indevus shall take all necessary steps, including providing all reasonable assistance, executing and delivering all necessary documents and making all filings with any regulatory authority necessary to transfer, convey and assign, free of charge, the ownership of any applications submitted by Indevus to any U.S. regulatory authorities (“Regulatory Applications”) to Ferrer or its designee.

7.	Indevus shall take all necessary steps, including providing all reasonable assistance, executing and delivering all necessary documents and making all filings with any regulatory authority necessary to transfer, convey and assign to Ferrer or its designee, free of charge, all of Indevus’s right title and interest, if any, in or to the Trademark application and the goodwill (if any) represented by such trademark (the “Trademark Application”).

8.	Indevus shall promptly, but in no event later than 45 business days after the Effective Date, transfer, assign and convey free of charge to Ferrer, or its designee, the Original Data, the Additional Data, the Development Work, the Test Results and all other documents, works or studies referring to the Preparation and/or the Compound, as well as all available new information referring to the Preparation and/or the Compound (such items referred to collectively as the “Data”).

9.	Indevus acknowledge and agree that, as of the Effective Date, they shall have no further rights in or to any Data, and shall have no right to use or to retain copies or duplicates of such items in any form after the Effective Date except for one copy to be kept in the Legal Department of Indevus for archival purposes.

10.	Indevus shall keep confidential the Original Data, the Additional Data, the Development Work and the Test Results, for a period of ten (10) years following execution of this Agreement.

11.	a) Ferrer and Indevus each agree that all information considered confidential and proprietary by the disclosing party (“Confidential Information”) communicated to one of them by the other (or otherwise obtained by the receiving party), including the existence of and terms of this Agreement, will be received in strict confidence. The receiving party shall not disclose any Confidential Information to any third party without the prior written approval of the disclosing party. The receiving party shall properly safeguard the Confidential Information with at least the same degree of care that the receiving party uses to protect its own similar categories of confidential and proprietary information, but no less than a reasonable degree of care under the circumstances. The receiving party shall not make any copies of confidential information received from the disclosing party except as necessary for its employees with a need to know (and who are subject to a written confidentiality obligation at least as strict as that contained in this Agreement). Any copies of Confidential Information that are made shall be identified as belonging to the disclosing party and marked “confidential,” “proprietary,” or with a similar legend. “Confidential Information” shall not be deemed to include information which (i) is already known to the receiving party and not subject to any confidentiality restrictions at the time it is obtained from the disclosing party, (ii) is or becomes publicly known through no wrongful act of the receiving party, or (iii) is rightfully received by the receiving party from a third party without restriction on further disclosure.

b) All notices to third parties and all other publicity and public announcements concerning the transactions contemplated by this Agreement shall require the prior written consent of the Party not proposing to generate such publicity, which consent shall not be unreasonably withheld; provided that Indevus shall be permitted to disclose the information with respect to this Agreement which Indevus reasonably believes is required to be disclosed in order to comply with the periodic reporting requirements of the Securities Exchange Act of 1934 (the “Act”).

12.	Indevus shall refrain from manufacturing and commercializing the Preparation following execution of this Agreement, and Indevus shall in no event be entitled to make use of any Data after the Approval Date. This restriction shall supersede and replace all restrictions on competition by either of the Original Licensees contained in the LA.

13.	Indevus hereby represents, warrants, and covenants that (i) IND No. [*] is the only regulatory application submitted by them relating to the Preparation and the Compound; (ii) all Regulatory Applications and related materials (to the extent necessary for properly carrying out the Regulatory Process) have been filed with the FDA and have been maintained in accordance with applicable law; (iii) there are no outstanding encumbrances, liens, or agreements, either written, oral, or implied, in connection with the Regulatory Applications, the Trademark Application, the Original Data, the Additional Data, the Development Work, or the Test Results; and (iv) Indevus has not filed any patent applications relating to the Compound or the Preparation other than those included in Schedule A of this Agreement.

14.	Indevus hereby represents, warrants and covenants that, to its best knowledge, as of the date submitted to the FDA and as of the date transferred, conveyed and assigned to Ferrer or its designee, the IND contains no material misrepresentations or omissions.

15.	(a) Effective upon the date of this Agreement, Ferrer hereby agrees to indemnify, save, defend and hold Indevus and its agents and employees harmless from and against any and all suits, claims, actions, or demands by a third party for damages, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), resulting directly from (i) the manufacture, use, development, handling, storage, marketing, sale or other disposition of the Compound or the Preparation by Ferrer, its Affiliates or sublicensees, or (ii) Ferrer’s breach in any material respect of any of its representations, warranties or obligations set forth in this Agreement or Ferrer’s negligence or willful misconduct; except to the extent such Losses result from the negligence or willful misconduct of Indevus, its agents or employees or to the extent Indevus is obligated to indemnify Ferrer for such Losses as provided in Section 15(b).

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(b) Notwithstanding the provisions of Article 7 of the LA which shall survive termination of the LA, Indevus hereby further agrees to indemnify, save, defend and hold Ferrer and its agents and employees harmless from and against any and all Losses resulting directly from (i) Indevus’ breach in any material respect of any of its representations, warranties or obligations set forth in this Agreement, (ii) Indevus’ negligence or willful misconduct, except to the extent such Losses result from the negligence or willful misconduct of Ferrer, its agents or employees, or to the extent Ferrer is obligated to indemnify Indevus for such Losses as provided in Section 15(a).

(c) In the event that a Party (the “Indemnified Party”) is seeking indemnification under this Section 15, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party, at its sole expense, to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense and settlement of the claim. The Indemnified Party shall not voluntarily make any payment or incur any expense in connection with any claim or suit without the consent of the Indemnifying Party.

16.	All disputes arising under this Agreement shall be governed by and interpreted under Articles 26 and 27 of the LA.

IN WITNESS WHEREOF, the Parties, through their authorized representatives, have executed this Agreement.

FERRER INTERNACIONAL, S.A.

By:	/S/ Carlos De Lecca
Name:	Carlos De Lecca
Title:	VP International & Business Development
Date:	30th January 2004

INDEVUS PHARMACEUTICALS, INC.

By:	/S/ Glenn L. Cooper
Name:	Glenn L. Cooper
Title:	CEO
Date	1/30/04

SCHEDULE A

New Patents

US [*]

Method of [*]

Granted: [*]

US [*]

Method of [*]

Granted: [*]

US [*]

Reduction of [*]

Granted: [*]

US [*]

[*], process and use

Issued: [*]

US [*]

Method of treating [*]

Filed: [*]

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